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                                  EXHIBIT 99.1



        SpectruMedix Corporation Engages "Big Six" Accounting Firm

STATE COLLEGE, Penn., December 15, 1997 /PRNewswire/ -- SpectruMedix Corporation (Nasdaq OTC Bulletin Board: SMDXU) today announced that it has engaged Price Waterhouse LLP as its independent accountants. The announcement quickly followed the resignation of Lazar, Levine & Company LLP on December 8, 1997.

        SpectruMedix is a U.S. company with a strong focus on medical and scientific technologies and associated instrumentation. It manufactures nearly the entire range of magnetic sector mass spectrometers, as well as other analytical instruments and software packages. Using its expertise in analytical instrumentation, the company is engaged in two research and development programs to expand its product base. The first program, developed in part from research efforts conducted at the United States Department of Energy -- Ames Laboratories' Institute for Physical Research and Technology/Iowa State University, involves the development of high-speed DNA/gene-sequencing instrumentation for the acquisition, analysis, and management of complex genetic information. The second program, a result of initial research conducted at the University of California, Berkeley, involves the development of analytical instruments which utilize a process referred to as diagnostic kinetics to diagnose, monitor and assist in the treatment of serious diseases. Initial disease targets for this technology include AIDS, cancer, cardiovascular disease and osteoporosis.

SOURCE: SpectruMedix Corporation

CONTACT: Bernard Sonnenschein of SpectruMedix, 814-867-8600.